EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Media Contact:	Cheryl Lipp
(513) 979-5797
cheryl.lipp@bankatfirst.com

Analyst Contact:	J. Franklin Hall
(513) 979-5770
frank.hall@bankatfirst.com
First Financial Bancorp Reports 2007 Financial Results
•	Full year 2007 net earnings of $0.93 per diluted share, an increase of 72 percent over 2006, and fourth quarter 2007 net earnings of $0.29 per diluted share

•	Full year return on average assets of 1.08 percent and return on average shareholders’ equity of 12.73 percent

•	Period-end growth in commercial, commercial real estate, and construction loans of 17.5 percent from year-end 2006

•	Credit quality remains stable

•	Strong noninterest income growth versus 2006
HAMILTON, Ohio – January 29, 2008 – First Financial Bancorp (Nasdaq: FFBC) president and chief executive officer, Claude E. Davis, today announced full year 2007 net income of $35.7 million or 93 cents in diluted earnings per share, compared to $21.3 million or 54 cents in diluted earnings per share for the full year 2006. First Financial also announced fourth quarter 2007 net income of $10.7 million or 29 cents in diluted earnings per share, compared to $0.8 million or 2 cents in diluted earnings per share for the fourth quarter 2006. Net income was $8.4 million or 22 cents in diluted earnings per share in the third quarter 2007.
Davis said, “We are pleased with our fourth quarter performance, particularly against the backdrop of a very difficult quarter for the banking industry, and believe that our full year results are strong evidence that the efforts put forth by our associates in the implementation of our strategic initiatives are paying off.  While current economic conditions may put stress on both commercial and consumer borrowers, we remain optimistic that our strong credit processes will allow us to effectively manage our credit risk.
“Our capital position is strong, and we have a diversified portfolio of earning assets that should help us mitigate any significant macro-economic risks. The interest rate environment will have some negative impact on our performance, but overall we believe we are well positioned to capitalize on opportunities that are sure to present themselves in these interesting times.”

Return on average assets for the full year 2007 was 1.08 percent compared to 0.62 percent for the full year 2006. Fourth quarter 2007 return on average assets was 1.27 percent compared to 0.10 percent for the same period in 2006 and 1.00 percent last quarter. Return on average shareholders’ equity was 12.73 percent for the full year 2007 compared to 7.13 percent for the full year 2006. Fourth quarter 2007 return on average shareholders’ equity was 15.37 percent compared to 1.10 percent for the same period in 2006 and 12.03 percent last quarter.
Unless otherwise noted, all amounts discussed in the earnings release are pre-tax except net income and per-share data which is presented after-tax. Percentage changes are not annualized unless specifically noted.
Summary of Operating Results and Outlook of Key Drivers
Net income in the fourth quarter 2007 of $10.7 million was significantly impacted by the following items: gain on the sale of the merchant payment processing portfolio of $5.5 million or 9 cents per diluted share, pension settlement expense of $2.2 million or 4 cents per diluted share, and Visa litigation expense of $0.5 million or 1 cent per diluted share. For further detail on comparable financial results, please refer to the discussion regarding revenue and expense fluctuations found later in this release.
Net interest margin decreased to 3.94 percent for the full year 2007 from 4.01 percent for the full year 2006 primarily due to the effect of competitive increases in deposit rates and account migration to higher cost products, somewhat offset by increased yields due to the mix shift of earnings assets. In a series of actions beginning in September 2007, the Federal Reserve lowered the federal funds rate a total of 100 basis points by year-end, and an additional 75 basis points to date in January 2008, in an effort to reduce the impact on consumers and the financial markets from the subprime mortgage and credit crisis. These actions have resulted in the decline of other market interest rates, specifically the prime rate, but have created a disproportionate impact on asset yields as compared to deposit costs. The linked-quarter (fourth quarter 2007 compared to third quarter 2007) net interest margin decline of 9 basis points to 3.79 percent in the fourth quarter 2007 was primarily due to these recent actions by the Federal Reserve and the resulting impact from our asset sensitivity.
Noninterest income grew $2.8 million, or 5.5 percent, on a comparative full year basis, excluding the impact of the several significant events detailed later in this release. This net increase was primarily due to higher trust and wealth management fees and bankcard income, resulting from our successful efforts to market both products. We expect this to continue throughout 2008, though wealth management fees may be muted by overall market value decreases, should they continue.

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Noninterest expense has improved significantly as a direct result of the successful execution of the previously mentioned strategic initiatives, resulting in a reduction in noninterest expense of $31.8 million, or 20.8 percent, for the full year 2007 as compared to the full year 2006. The pension settlement charge recorded in both 2006 and 2007 was a result of First Financial’s staff reductions, and is an acceleration of costs that were previously deferred under pension accounting rules and would have been recognized in future periods. First Financial continues to evaluate its staffing levels based on its business needs and requirements; and as a result, associate base salaries excluding severance costs have decreased $5.0 million in 2007 from the full year 2006, or 9.3 percent.
The fourth quarter 2007 noninterest expense included $0.5 million associated with First Financial’s proportionate share of the announced Visa Inc. member bank settlement charges and pending litigation. It is anticipated that Visa will use a portion of the proceeds of their planned initial public offering (“IPO”) to satisfy such litigation judgments and settlements. In the event this IPO occurs, First Financial expects that its proportionate share of proceeds from the offering will more than offset its current liability for this litigation.
Please refer to the detailed schedule of significant expense items in the noninterest expense section that follows.
Loan growth during 2007 was primarily driven by First Financial’s continued efforts to expand its commercial lending sales force and deepen its market presence, primarily in its metropolitan markets. The mix shift from lower yielding consumer lending to higher yielding commercial loans continues. Period-end commercial, commercial real estate, and construction loans increased from $1.40 billion in the fourth quarter 2006 to $1.64 billion in the fourth quarter 2007, an increase of $244.2 million or 17.5 percent.
Deposit growth during 2007 was modest, with the competitive landscape remaining intense and made even more difficult by the increased liquidity pressure being exhibited by a number of banks in our markets. The consumer’s preference for higher-yielding money market accounts and time deposits, rather than more traditional transaction accounts, remains and continues to result in shifts in deposit mix. This is also the primary driver of behavior-based margin compression.
Capital ratios at December 31, 2007, significantly exceeded the levels necessary to be classified as “well capitalized” and were slightly higher than the third quarter 2007, with a leverage ratio of 8.26%, a tangible ratio of 7.41% and a total capital ratio of 11.38%. In 2008 we expect to operate within the boundaries of our target capital ratios for minimum leverage, tangible and total risk-based capital of 8.0%, 6.75% and 11.50% respectively. The timing and volume of our most recent share repurchase activity has resulted in a 12 basis point shortfall to the total capital minimum target ratio, but we expect to return to that range within the first half of 2008.

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Credit quality overall is stable, as evidenced by our level of net charge-offs, as well as the low level of nonperforming assets. Net charge-offs, as a percent of average loans, for the full year and fourth quarter of 2007 were 24 basis points and 26 basis points respectively. While there is some anticipation of decay in certain consumer-based lending products due to a broad economic downturn, First Financial’s total loan portfolio has, and continues to shift away from most consumer-based lending. As such, the expected effects from such economic conditions on First Financial, relative to the industry, should be less severe. Additionally, the mix of the total loan portfolio has shifted not only in product type, but in the risk profile of the borrowers due to the improvements in both underwriting and in the resolution strategies used for problem credits. However, there always remains the possibility of an unexpected event which could result in higher credit losses.
Nonperforming asset levels remained relatively stable throughout 2007, reflective of First Financial’s strong credit management policies and practices, particularly in the current economic environment. Improvement in the commercial and installment loan categories in the second half of 2007 were offset by increases in the commercial real estate, residential real estate, and home equity loan categories. Nonaccrual loans, as a percent of total loans, for the fourth and third quarters of 2007 were 0.56 percent and 0.53 percent, respectively. First Financial’s December 31, 2007 allowance for loan and lease losses to period-end loans ratio was 1.12 percent, an increase of 2 basis points compared to December 31, 2006 and equal to the September 30, 2007 ratio. For a more detailed discussion of credit quality, please refer to the credit quality section that follows.
2008 Outlook
Based upon the overall economic outlook for 2008, management anticipates low single digit growth in both loans and deposits. Net interest margin compression will continue as our assets reprice downward at a faster pace and with greater magnitude than our liabilities with a larger near-term impact and slow return to pre-rate-cut levels in 2009. Expected net charge-off levels are between 30 and 40 basis points of average loans. Management does expect modest noninterest income growth and little to no growth in noninterest expense. A material change in economic conditions would have an impact on our expected 2008 performance.
Current Period Operating Results Detail
NET INTEREST INCOME
Full Year 2007 vs. Full Year 2006
Net interest income for the full year 2007 was $118.5 million compared to $125.1 million for the full year 2006, a decrease of $6.6 million or 5.3 percent. This decrease is primarily due to a 3.6 percent net decline in the level of

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average earning assets, resulting primarily from the third quarter 2006 sale of ten branches and their approximate $101 million of loans and $109 million of deposits.
Fourth Quarter 2007 vs. Fourth Quarter 2006
Net interest income in the fourth quarter 2007 was $29.1 million compared to $30.1 million in the fourth quarter 2006, a decrease of $1.0 million or 3.4 percent. This decrease is primarily due to a slight reduction in the yield on earning assets, as well as increased average deposit balances and interest rates paid on those deposits.
Fourth Quarter 2007 vs. Third Quarter 2007
Net interest income on a linked-quarter basis remained relatively flat, decreasing from $29.4 million in the third quarter 2007 to $29.1 million in the fourth quarter 2007, a $0.3 million or 4.6 percent annualized decrease. The slight decline in net interest income is primarily a result of recent actions by the Federal Reserve to lower targeted interest rates and the resulting impact from our modest asset sensitivity.
NET INTEREST MARGIN
Full Year 2007 vs. Full Year 2006
Full year net interest margin was 3.94 percent in 2007 compared to 4.01 percent in 2006, a decline of 7 basis points primarily due to an increase in deposit costs. On a tax-equivalent full year basis, net interest margin was 4.01 percent in 2007 as compared to 4.09 percent in 2006.
Fourth Quarter 2007 vs. Fourth Quarter 2006
Fourth quarter 2007 net interest margin of 3.79 percent decreased 16 basis points from 3.95 percent for the fourth quarter 2006 primarily due to an increase in deposit costs on a higher level of average interest-bearing deposits. On a tax equivalent basis, the fourth quarter 2007 net interest margin of 3.86 percent decreased 19 basis points from 4.05 percent for the fourth quarter 2006.
Fourth Quarter 2007 vs. Third Quarter 2007
Linked-quarter net interest margin decreased 9 basis points from 3.88 percent to 3.79 percent. The net interest margin was positively impacted by the continuing shift from lower yielding indirect installment and residential real estate loans to higher yielding commercial and commercial real estate loans, offset by the impact of recent actions by the Federal Reserve to lower targeted interest rates. On a tax-equivalent basis, the fourth quarter 2007 net interest margin was 3.86 percent as compared to 3.95 percent for the third quarter 2007.

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For further details on the quarter-over-quarter and full year changes in the net interest margin, please see the attached Net Interest Margin Rate / Volume Analysis.
BALANCE SHEET TRENDS
Loans
The change in period-end commercial, commercial real estate, and construction loans are summarized below (in thousands):

				Annualized	% Change
				% Change	Comparable
Period-end balances:	12/31/07	9/30/07	12/31/06	Linked Qtr.	Qtr.
Commercial	$785,143	$774,059	$673,445	5.7%	16.6%
Real estate — commercial	706,409	684,931	623,603	12.5%	13.3%
Real estate — construction	151,432	155,495	101,688	(10.5)%	48.9%

Total	$1,642,984	$1,614,485	$1,398,736	7.1%	17.5%

During late 2005 and early 2006, management made a number of decisions to realign its balance sheet and change its lending focus. These decisions included exiting indirect installment lending, no longer holding its residential real estate loan originations on the balance sheet, and utilizing the sale of loans to strategically manage the company’s asset mix, risk profile, and credit quality. This has resulted in the cumulative reduction in loan balances as follows (in thousands):

Indirect installment loan runoff	$196,898
Residential real estate loan runoff	174,304
Strategic loan sales	260,423

Total	$631,625

Full Year 2007 vs. Full Year 2006
Full year 2007 average total loans remained relatively flat in comparison to 2006, decreasing $19.8 million or less than 1.0 percent; however, average commercial, commercial real estate, and construction loans increased $185.9 million or 13.8 percent from 2006.
Fourth Quarter 2007 vs. Fourth Quarter 2006
Average total loans for the fourth quarter 2007 increased $88.0 million or 3.5 percent from the comparable period a year ago. Period-end commercial, commercial real estate, and construction loans increased $244.2 million or 17.5 percent from the fourth quarter 2006.

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Fourth Quarter 2007 vs. Third Quarter 2007
Average total loans for the fourth quarter 2007 increased $11.2 million or 1.7 percent on an annualized basis from the third quarter 2007; and average commercial, commercial real estate, and construction loans increased $36.3 million or 9.1 percent on an annualized basis from the third quarter 2007. Period-end commercial, commercial real estate, and construction loans increased $28.5 million or 7.1 percent on an annualized basis from the third quarter 2007.
Investments
Securities available-for-sale were $306.9 million at December 31, 2007, compared to $324.3 million at December 31, 2006, and $307.9 million at September 30, 2007. The combined investment portfolio was 10.3 percent and 11.1 percent of total assets at December 31, 2007, and 2006, respectively, and 10.4 percent of total assets at September 30, 2007. At December 31, 2007, First Financial held approximately 44 percent of its available-for-sale securities in pass-through residential real estate instruments. Among other factors, several of the portfolio criteria have been to avoid securities backed by sub-prime assets and also those containing assets that would give rise to material geographic concentrations.
Deposits
Full Year 2007 vs. Full Year 2006
Full year 2007 average total deposits decreased $48.2 million or 1.7 percent from 2006. Excluding the $74.6 million of average deposit balances included with the branch sales in the third quarter 2006, full year 2007 average deposits increased $26.4 million from 2006.
Fourth Quarter 2007 vs. Fourth Quarter 2006
Average deposits for the fourth quarter 2007 increased $50.7 million or 1.8 percent from the comparable period a year ago. Average total interest-bearing deposits for the fourth quarter 2007 increased $69.4 million or 2.9 percent, and average noninterest-bearing deposits decreased $18.7 million or 4.5 percent, both from the fourth quarter 2006.
Fourth Quarter 2007 vs. Third Quarter 2007
Average deposits for the fourth quarter 2007 increased $24.3 million or 3.4 percent on an annualized basis from the third quarter 2007. Average total interest-bearing deposits increased $10.6 million or 1.7 percent, and average noninterest-bearing deposits increased $13.7 million or 14.2 percent, both on an annualized basis from the third quarter 2007. Period-end noninterest-bearing deposits increased $76.7 million from the third quarter 2007 with approximately $60 million of the variance primarily due to the seasonal deposit activity of large commercial clients. These seasonal fluctuations are generally temporary in nature.

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NONINTEREST INCOME
Full Year 2007 vs. Full Year 2006
Full year noninterest income was $63.6 million in 2007 compared to $68.0 million in 2006, a $4.4 million or 6.5 percent decrease. The full year 2007 included a $5.5 million fourth quarter gain on the sale of the merchant payment processing portfolio, $0.4 million in gains on the sale of investment securities during the third quarter, and a $1.1 million first quarter gain on the sale of mortgage servicing rights. The full year 2006 included third quarter gains of $12.5 million on the sales of branches, $2.2 million on the sales of problem loans, and a first quarter $0.5 million loss from the sales of investment securities. Excluding these items, full year 2007 noninterest income increased $2.8 million or 5.5 percent from 2006. This remaining increase was primarily due to higher trust and wealth management fees and bankcard income.
Fourth Quarter 2007 vs. Fourth Quarter 2006
Fourth quarter 2007 noninterest income was $20.3 million, an increase of $7.4 million or 57.0 percent from the fourth quarter 2006. Excluding the fourth quarter 2007 gain on the sale of the merchant payment processing portfolio, fourth quarter 2007 noninterest income increased $1.9 million or 14.4 percent from the comparable period in 2006. This increase was primarily due to higher trust and wealth management fees as well as increased earnings from bank-owned life insurance, offset by lower service charge income on deposit accounts.
Fourth Quarter 2007 vs. Third Quarter 2007
On a linked-quarter basis, excluding the fourth quarter 2007 gain on the sale of the merchant payment processing portfolio and the third quarter 2007 gain on sale of investment securities, total noninterest income increased $0.7 million or 19.3 percent on an annualized basis.
NONINTEREST EXPENSE
Full Year 2007 vs. Full Year 2006
Full year noninterest expense was $120.7 million in 2007 compared to $152.5 million in 2006, a $31.8 million or 20.8 percent decrease. Significant items that impacted the level of noninterest expense for both years are shown below, by quarter:

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	Full Year	Full Year
	2007	2006	$ Change	% Change
Total noninterest expense	$120,747	$152,515	$(31,768)	(20.8)%
Q1 items:
Debt extinguishment prepayment penalty	—	(4,295)	4,295	—
Losses on properties	—	(354)	354	—
Severance	(933)	(155)	(778)	—

Q1 items subtotal	(933)	(4,804)	3,871	—

Q2 items:
Technology contract early termination costs	—	(1,073)	1,073	—
Losses on properties	(58)	(137)	79	—
Severance	(128)	(2,601)	2,473	—

Q2 items subtotal	(186)	(3,811)	3,625	—

Q3 items:
Technology contract early termination costs	—	(500)	500	—
Gain (loss) on properties and fixed assets	406	(511)	917	—
Severance	(521)	(696)	175	—

Q3 items subtotal	(115)	(1,707)	1,592	—

Q4 items:
Pension settlement charges	(2,222)	(2,969)	747	—
Technology contract early termination costs	—	(408)	408	—
Gain (loss) on properties and fixed assets	227	(985)	1,212	—
Severance	(38)	(798)	760	—
Visa member litigation charges	(461)	—	(461)	—

Q4 items subtotal	(2,494)	(5,160)	2,666	—

Adjusted total noninterest expense	$117,019	$137,033	$(20,014)	(14.6)%

The following items contributed to the adjusted $20.0 million decrease in noninterest expense from the full year 2006:
•	decreases in salaries and employee benefits of $9.0 million primarily due to the $5.3 million reduction in salaries and other performance and incentive-based compensation as a result of an overall reduction in staffing levels and the $3.2 million reduction in pension and other retirement-related expenses

•	decreases in data processing of $4.5 million primarily due to the impact of First Financial’s prior year technology upgrade in which the company moved from an out-sourced to an in-house data processing environment

•	decreases in professional services of $3.7 million primarily due to 2006 costs associated with the corporate reorganization, branding initiative, branch staffing, and recruiting fees, combined with an overall reduction in consultant usage

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Fourth Quarter 2007 vs. Fourth Quarter 2006
Total noninterest expense decreased $6.4 million or 16.9 percent during the fourth quarter 2007 as compared to the fourth quarter 2006, in addition to the items listed in the table above, primarily due to the following:
•	decreases in salaries and employee benefits of $1.8 million primarily due to the $1.0 million reduction in pension and other retirement-related expenses

•	decreases in data processing of $0.3 million primarily due to the positive impact of First Financial’s 2006 technology upgrade in which the company moved from an out-sourced to an in-house data processing environment

•	decreases in marketing of $0.5 million primarily due to the costs associated with the branding initiative in the prior year

•	decreases in professional services of $1.0 million primarily due to 2006 costs associated with the branding initiative, branch staffing, and recruiting fees, combined with an overall reduction in outside consulting usage

•	decreases totalling $0.6 million in other individually immaterial, noninterest expense categories, primarily due to the company’s heightened focus on expense control.
Fourth Quarter 2007 vs. Third Quarter 2007
On a linked-quarter basis, noninterest expense increased $2.6 million or 9.2 percent from the third quarter 2007. The increase in noninterest expense was primarily due to the previously mentioned fourth quarter 2007 pension settlement charge.
INCOME TAXES
Income tax expense was $18.0 million and $9.4 million for the full years 2007 and 2006, respectively. The effective tax rates for the full years 2007 and 2006 were 33.5 percent and 30.8 percent, respectively. Income tax expense was $5.6 million for the fourth quarter 2007 with an effective tax rate of 34.5 percent. The fourth quarter 2006 included an income tax benefit of $1.4 million.
CREDIT QUALITY
First Financial’s December 31, 2007 allowance for loan and lease losses to period-end loans ratio was 1.12 percent, 2 basis points higher when compared to December 31, 2006 and equal to September 30, 2007. Full year 2007 net charge-offs of 24 basis points of average loans were significantly improved from the full year 2006 net charge-offs of 48 basis points of average loans, excluding the impact of the transfer of approximately $53 million of loans to loans held for sale. A large percentage of underperforming assets is secured by real estate, and this collateral has been appropriately considered in establishing the allowance for loan and lease losses at December 31, 2007.

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In the second quarter 2005, First Financial made the strategic decision to discontinue the origination of residential real estate loans for retention on its balance sheet. As a result, the residential real estate portfolio has declined $174.3 million, excluding the impact of the loan sales, since that time. Earlier in 2007, First Financial sold the servicing of its remaining residential real estate portfolio and established an agreement to sell future originations to a strategic partner. Prior to this decision, First Financial was not a sub-prime lender, and the company does not originate sub-prime residential real estate loans in the current originate-and-sell model.
At December 31, 2007, the commercial real estate and real estate construction loan portfolio totaled $857.8 million, or 33.0 percent of total loans, including $91.9 million or 3.5 percent of total loans for commercial real estate construction, and $46.6 million or 1.8 percent of total loans, for residential construction and land acquisition and development. First Financial’s internal lending policies are key to limiting credit exposure from both the residential construction and land acquisition and development segments in any particular project. Most of the residential construction and land acquisition and development loans are in areas of relatively strong housing demand or with borrowers who have undergone an extensive underwriting process.
First Financial continually evaluates the commercial real estate and real estate construction portfolio for geographic and borrower concentrations, as well as loan-to-value coverage, and believes its credit underwriting processes are producing a prudent and acceptable level of credit exposure.
It is management’s belief that the $29.1 million allowance for loan and lease losses is adequate to absorb probable credit losses inherent in the portfolio.
Full Year 2007 vs. Full Year 2006
Full year net charge-offs were $6.0 million, an annualized 24 basis points of average loans, compared to full year 2006 net charge-offs of $12.2 million, or 48 basis points of average loans excluding the full year 2006 impact of the transfer of approximately $53 million of loans to loans held for sale. Full year 2006 net charge-offs were 97 basis points of average loans including the impact of the previously mentioned transfer of loans to loans held for sale.
Total underperforming assets at the end of the fourth quarter 2007 were $17.6 million, an increase of $4.3 million from the end of the fourth quarter 2006 primarily due to higher commercial real estate, residential real estate, and home equity loans on nonaccrual status. As a result, the ratio of nonperforming assets to ending loans, plus other real estate owned, increased from 53 basis points at the end of the fourth quarter 2006 to 67 basis points at the end of the fourth quarter 2007, and the ratio of nonperforming loans to total loans increased from 44 basis points at the end of the fourth quarter 2006 to 56 basis points at the end of the fourth quarter 2007.

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Fourth Quarter 2007 vs. Fourth Quarter 2006
Fourth quarter 2007 net charge-offs were $1.7 million, an annualized 26 basis points of average loans, compared to fourth quarter 2006 net charge-offs of $5.9 million, an annualized 95 basis points of average loans excluding the impact of the transfer of approximately $15 million of loans to loans held for sale. The fourth quarter 2006 net charge-offs to average loans ratio was 1.64 percent including the impact of the previously mentioned transfer of loans to loans held for sale.
Fourth Quarter 2007 vs. Third Quarter 2007
Fourth quarter 2007 net charge-offs were $1.7 million, an annualized 26 basis points of average loans, compared to third quarter 2007 net charge-offs of $1.5 million, an annualized 23 basis points of average loans. Total underperforming assets at the end of the fourth quarter 2007 were $17.6 million, an increase of $0.6 million from the end of the third quarter 2007. The ratio of nonperforming assets to ending loans, plus other real estate owned, increased 2 basis points to 67 basis points at the end of the fourth quarter 2007.
For further details on the quarter-over-quarter changes in credit quality, please see the attached Credit Quality schedule.
Earnings Conference Call and Webcast
On January 30, 2008, First Financial will host an earnings conference call that will be webcast live at 9:00 a.m. EST. The presenters will be Claude E. Davis, president and chief executive officer, and J. Franklin Hall, executive vice president and chief financial officer. Anyone may participate in the conference call by calling 1-800-860-2442 (no passcode needed) or by logging on to the company’s website (www.bankatfirst.com) for a live audio webcast of the call. Click on the Investor Relations link and then on Webcast. Listeners should allow an extra five minutes to be connected to the call or webcast. The event will be archived on the company’s website for one year. Questions regarding this information should be directed to the Media Contact, Cheryl Lipp, or the Analyst Contact, J. Franklin Hall.
This release should be read in conjunction with the consolidated financial statements, notes, and tables attached and in the First Financial Bancorp Annual Report on Form 10-K for the year ended December 31, 2006. Management’s analysis contains forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risk and uncertainties that may cause actual results to differ materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, the ability of the company to implement its Strategic Plan, the strength of the local economies in which operations are conducted, the effects of and changes in policies and laws of regulatory agencies, inflation, and interest rates. For further discussion of certain factors that may cause such forward-looking statements to differ materially from actual results, refer to the 2006 Form 10-K and other public documents filed with the SEC. These documents are available on First Financial’s investor relations website at www.bankatfirst.com and on the SEC’s website at www.sec.gov. Additional information will also be set forth in our annual report on Form 10-K for the year ended December 31, 2007, which will be filed with the SEC by February 29, 2008.

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FIRST FINANCIAL BANCORP.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Dollars in thousands, except per share)
(Unaudited)

	Three months ended,					Twelve months ended
	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Dec. 31,
	2007	2007	2007	2007	2006	2007	2006
RESULTS OF OPERATIONS
Net interest income	$29,079	$29,417	$29,601	$30,403	$30,104	$118,500	$125,073
Net income	$10,701	$8,373	$8,172	$8,435	$827	$35,681	$21,271
Net earnings per common share — basic	$0.29	$0.22	$0.21	$0.22	$0.02	$0.93	$0.54
Net earnings per common share — diluted	$0.29	$0.22	$0.21	$0.22	$0.02	$0.93	$0.54
Dividends declared per common share	$0.17	$0.16	$0.16	$0.16	$0.16	$0.65	$0.64

KEY FINANCIAL RATIOS
Return on average assets	1.27%	1.00%	1.00%	1.04%	0.10%	1.08%	0.62%
Return on average shareholders’ equity	15.37%	12.03%	11.61%	11.94%	1.10%	12.73%	7.13%
Return on average tangible shareholders’ equity	17.17%	13.44%	12.95%	13.31%	1.24%	14.20%	8.05%

Net interest margin	3.79%	3.88%	3.97%	4.12%	3.95%	3.94%	4.01%
Net interest margin (fully tax equivalent) (1)	3.86%	3.95%	4.05%	4.20%	4.05%	4.01%	4.09%

Average shareholders’ equity to average assets	8.27%	8.34%	8.58%	8.68%	8.98%	8.47%	8.69%
Tier 1 Ratio (2)	10.29%	10.18%	11.13%	11.57%	11.73%	10.29%	11.73%
Total Capital Ratio (2)	11.38%	11.27%	12.18%	12.64%	12.81%	11.38%	12.81%
Leverage Ratio (2)	8.26%	8.21%	9.04%	9.08%	9.02%	8.33%	8.76%

AVERAGE BALANCE SHEET ITEMS
Loans (3)	$2,588,985	$2,576,308	$2,530,638	$2,490,252	$2,497,389	$2,546,898	$2,571,935
Investment securities	350,346	349,686	364,050	367,407	381,985	357,803	407,116
Other earning assets	106,922	81,669	93,986	134,635	142,320	104,165	141,347

Total earning assets	$3,046,253	$3,007,663	$2,988,674	$2,992,294	$3,021,694	$3,008,866	$3,120,398
Total assets	$3,338,828	$3,309,800	$3,291,756	$3,299,346	$3,332,388	$3,310,040	$3,432,661
Noninterest-bearing deposits	$399,304	$385,653	$405,179	$401,698	$418,009	$397,918	$415,211
Interest-bearing deposits	2,461,464	2,450,830	2,403,919	2,406,913	2,392,092	2,430,986	2,461,914

Total deposits	$2,860,768	$2,836,483	$2,809,098	$2,808,611	$2,810,101	$2,828,904	$2,877,125
Borrowings	$177,876	$176,528	$177,472	$181,613	$192,811	$178,357	$227,146
Shareholders’ equity	$276,269	$276,183	$282,354	$286,453	$299,320	$280,275	$298,227

CREDIT QUALITY RATIOS
Allowance to ending loans	1.12%	1.12%	1.10%	1.10%	1.10%	1.12%	1.10%
Allowance to nonaccrual loans	205.89%	221.70%	194.92%	254.59%	267.55%	205.89%	267.55%
Allowance to nonperforming loans	197.94%	212.42%	187.35%	241.41%	252.82%	197.94%	252.82%
Nonperforming loans to total loans	0.56%	0.53%	0.59%	0.45%	0.44%	0.56%	0.44%
Nonperforming assets to ending loans, plus OREO	0.67%	0.65%	0.67%	0.56%	0.53%	0.67%	0.53%
Nonperforming assets to total assets	0.51%	0.51%	0.52%	0.42%	0.40%	0.51%	0.40%
Net charge-offs to average loans (annualized) (4)	0.26%	0.23%	0.23%	0.22%	1.64%	0.24%	0.97%

(1)	The tax equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a 35% tax rate. Management believes that it is a standard practice in the banking industry to present net interest margin and net interest income on a fully tax equivalent basis. Therefore, management believes, these measures provide useful information to investors by allowing them to make peer comparisons. Management also uses these measures to make peer comparisons.

(2)	December 31, 2007 regulatory capital ratios are preliminary.

(3)	Includes loans held for sale.

(4)	December 31, 2006 and the full year 2006 charge-offs include $4,375 and $12,731, respectively, in loans held for sale write-downs to the lower of cost or estimated fair value.

FIRST FINANCIAL BANCORP.
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands)
(Unaudited)

	Three months ended,			Twelve months ended,
	Dec. 31,			Dec. 31,
	2007	2006	% Change	2007	2006	% Change
Interest income
Loans, including fees	$45,709	$44,972	1.6%	$182,670	$177,699	2.8%
Investment securities
Taxable	3,641	3,925	(7.2%)	14,961	16,592	(9.8%)
Tax-exempt	859	985	(12.8%)	3,542	4,142	(14.5%)

Total investment securities interest	4,500	4,910	(8.4%)	18,503	20,734	(10.8%)
Federal funds sold	1,224	1,894	(35.4%)	5,269	7,092	(25.7%)

Total interest income	51,433	51,776	(0.7%)	206,442	205,525	0.4%

Interest expense
Deposits	20,238	19,349	4.6%	79,184	70,012	13.1%
Short-term borrowings	1,211	1,027	17.9%	4,232	3,768	12.3%
Long-term borrowings	466	609	(23.5%)	2,099	4,062	(48.3%)
Subordinated debentures and capital securities	439	687	(36.1%)	2,427	2,610	(7.0%)

Total interest expense	22,354	21,672	3.1%	87,942	80,452	9.3%

Net interest income	29,079	30,104	(3.4%)	118,500	125,073	(5.3%)
Provision for loan and lease losses	1,640	5,822	(71.8%)	7,652	9,822	(22.1%)

Net interest income after provision for loan and lease losses	27,439	24,282	13.0%	110,848	115,251	(3.8%)

Noninterest income
Service charges on deposit accounts	5,330	5,766	(7.6%)	20,766	21,958	(5.4%)
Trust and wealth management fees	4,989	3,987	25.1%	18,396	16,264	13.1%
Bankcard income	1,165	1,126	3.5%	5,251	4,437	18.3%
Net gains from sales of loans	295	234	26.1%	844	3,206	(73.7%)
Gain on sale of merchant payment processing portfolio	5,501	0	N/M	5,501	0	N/M
Gain on sale of mortgage servicing rights	0	0	N/M	1,061	0	N/M
Gains on sales of branches	0	0	N/M	0	12,545	N/M
Gains (losses) on sales of investment securities	0	0	N/M	367	(476)	177.1%
Other	2,982	1,791	66.5%	11,402	10,050	13.5%

Total noninterest income	20,262	12,904	57.0%	63,588	67,984	(6.5%)

Noninterest expenses
Salaries and employee benefits	16,508	18,265	(9.6%)	69,891	81,560	(14.3%)
Pension settlement charges	2,222	2,969	(25.2%)	2,222	2,969	(25.2%)
Net occupancy	2,842	2,699	5.3%	10,861	11,038	(1.6%)
Furniture and equipment	1,742	1,496	16.4%	6,761	5,607	20.6%
Data processing	825	1,574	(47.6%)	3,498	9,969	(64.9%)
Marketing	523	1,022	(48.8%)	2,441	3,490	(30.1%)
Communication	903	1,204	(25.0%)	3,230	3,334	(3.1%)
Professional services	1,109	2,074	(46.5%)	4,142	7,835	(47.1%)
Debt extinguishment	0	0	N/M	0	4,295	N/M
Other	4,698	6,466	(27.3%)	17,701	22,418	(21.0%)

Total noninterest expenses	31,372	37,769	(16.9%)	120,747	152,515	(20.8%)

Income (loss) before income taxes	16,329	(583)	N/M	53,689	30,720	74.8%
Income tax expense (benefit)	5,628	(1,410)	N/M	18,008	9,449	90.6%

Net income	$10,701	$827	N/M	$35,681	$21,271	67.7%

ADDITIONAL DATA
Net earnings per common share — basic	$0.29	$0.02		$0.93	$0.54
Net earnings per common share — diluted	$0.29	$0.02		$0.93	$0.54
Dividends declared per common share	$0.17	$0.16		$0.65	$0.64
Book value per common share	$7.40	$7.27		$7.40	$7.27

Return on average assets	1.27%	0.10%		1.08%	0.62%
Return on average shareholders’ equity	15.37%	1.10%		12.73%	7.13%

Interest income	$51,433	$51,776	(0.7%)	$206,442	$205,525	0.4%
Tax equivalent adjustment	561	712	(21.2%)	2,281	2,655	(14.1%)

Interest income — tax equivalent	51,994	52,488	(0.9%)	208,723	208,180	0.3%
Interest expense	22,354	21,672	3.1%	87,942	80,452	9.3%

Net interest income — tax equivalent	$29,640	$30,816	(3.8%)	$120,781	$127,728	(5.4%)

Net interest margin	3.79%	3.95%		3.94%	4.01%
Net interest margin (fully tax equivalent) (1)	3.86%	4.05%		4.01%	4.09%

Full-time equivalent employees	1,057	1,214		1,057	1,214

(1)	The tax equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a 35% tax rate. Management believes that it is a standard practice in the banking industry to present net interest income on a fully tax equivalent basis. Therefore, management believes, these measures provided useful information to investors by allowing them to make peer comparisons. Management also uses these measures to make peer comparisons.

N/M = Not meaningful.

FIRST FINANCIAL BANCORP.
CONSOLIDATED QUARTERLY STATEMENTS OF INCOME
(Dollars in thousands)
(Unaudited)

	2007
	Fourth	Third	Second	First	Full	% Change
	Quarter	Quarter	Quarter	Quarter	Year	Linked Qtr.
Interest income
Loans, including fees	$45,709	$46,606	$45,291	$45,064	$182,670	(1.9%)
Investment securities
Taxable	3,641	3,667	3,762	3,891	14,961	(0.7%)
Tax-exempt	859	863	911	909	3,542	(0.5%)

Total investment securities interest	4,500	4,530	4,673	4,800	18,503	(0.7%)
Federal funds sold	1,224	1,048	1,241	1,756	5,269	16.8%

Total interest income	51,433	52,184	51,205	51,620	206,442	(1.4%)

Interest expense
Deposits	20,238	20,528	19,409	19,009	79,184	(1.4%)
Short-term borrowings	1,211	1,041	984	996	4,232	16.3%
Long-term borrowings	466	532	542	559	2,099	(12.4%)
Subordinated debentures and capital securities	439	666	669	653	2,427	(34.1%)

Total interest expense	22,354	22,767	21,604	21,217	87,942	(1.8%)

Net interest income	29,079	29,417	29,601	30,403	118,500	(1.1%)
Provision for loan and lease losses	1,640	2,558	2,098	1,356	7,652	(35.9%)

Net interest income after provision for loan and lease losses	27,439	26,859	27,503	29,047	110,848	2.2%

Noninterest income
Service charges on deposit accounts	5,330	5,396	5,296	4,744	20,766	(1.2%)
Trust and wealth management fees	4,989	4,721	4,526	4,160	18,396	5.7%
Bankcard income	1,165	1,422	1,424	1,240	5,251	(18.1%)
Net gains from sales of loans	295	203	184	162	844	45.3%
Gain on sale of merchant payment processing portfolio	5,501	0	0	0	5,501	N/M
Gain on sale of mortgage servicing rights	0	0	0	1,061	1,061	N/M
Gains on sales of investment securities	0	367	0	0	367	N/M
Other	2,982	2,341	2,702	3,377	11,402	27.4%

Total noninterest income	20,262	14,450	14,132	14,744	63,588	40.2%

Noninterest expenses
Salaries and employee benefits	16,508	17,288	17,134	18,961	69,891	(4.5%)
Pension settlement charges	2,222	0	0	0	2,222	N/M
Net occupancy	2,842	2,728	2,484	2,807	10,861	4.2%
Furniture and equipment	1,742	1,684	1,708	1,627	6,761	3.4%
Data processing	825	1,010	818	845	3,498	(18.3%)
Marketing	523	407	642	869	2,441	28.5%
Communication	903	664	798	865	3,230	36.0%
Professional services	1,109	964	1,063	1,006	4,142	15.0%
Other	4,698	3,980	4,793	4,230	17,701	18.0%

Total noninterest expenses	31,372	28,725	29,440	31,210	120,747	9.2%

Income before income taxes	16,329	12,584	12,195	12,581	53,689	29.8%
Income tax expense	5,628	4,211	4,023	4,146	18,008	33.6%

Net income	$10,701	$8,373	$8,172	$8,435	$35,681	27.8%

ADDITIONAL DATA
Net earnings per common share — basic	$0.29	$0.22	$0.21	$0.22	$0.93
Net earnings per common share — diluted	$0.29	$0.22	$0.21	$0.22	$0.93
Dividends declared per common share	$0.17	$0.16	$0.16	$0.16	$0.65
Book value per common share	$7.40	$7.26	$7.18	$7.29	$7.40

Return on average assets	1.27%	1.00%	1.00%	1.04%	1.08%
Return on average shareholders’ equity	15.37%	12.03%	11.61%	11.94%	12.73%

Interest income	$51,433	$52,184	$51,205	$51,620	$206,442	(1.4%)
Tax equivalent adjustment	561	564	580	576	2,281	(0.5%)

Interest income — tax equivalent	51,994	52,748	51,785	52,196	208,723	(1.4%)
Interest expense	22,354	22,767	21,604	21,217	87,942	(1.8%)

Net interest income — tax equivalent	$29,640	$29,981	$30,181	$30,979	$120,781	(1.1%)

Net interest margin	3.79%	3.88%	3.97%	4.12%	3.94%
Net interest margin (fully tax equivalent) (1)	3.86%	3.95%	4.05%	4.20%	4.01%

Full-time equivalent employees	1,057	1,078	1,158	1,166	1,057

(1)	The tax equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a 35% tax rate. Management believes that it is a standard practice in the banking industry to present net interest income on a fully tax equivalent basis. Therefore, management believes, these measures provided useful information to investors by allowing them to make peer comparisons. Management also uses these measures to make peer comparisons.

N/M = Not meaningful.

FIRST FINANCIAL BANCORP.
CONSOLIDATED QUARTERLY STATEMENTS OF INCOME
(Dollars in thousands)
(Unaudited)

	2006
	Fourth	Third	Second	First	Full
	Quarter	Quarter	Quarter	Quarter	Year
Interest income
Loans, including fees	$44,972	$45,484	$44,386	$42,857	$177,699
Investment securities
Taxable	3,925	3,728	3,798	5,141	16,592
Tax-exempt	985	996	1,057	1,104	4,142

Total investment securities interest	4,910	4,724	4,855	6,245	20,734
Federal funds sold	1,894	2,116	1,500	1,582	7,092

Total interest income	51,776	52,324	50,741	50,684	205,525

Interest expense
Deposits	19,349	19,176	16,554	14,933	70,012
Short-term borrowings	1,027	953	892	896	3,768
Long-term borrowings	609	686	709	2,058	4,062
Subordinated debentures and capital securities	687	686	639	598	2,610

Total interest expense	21,672	21,501	18,794	18,485	80,452

Net interest income	30,104	30,823	31,947	32,199	125,073
Provision for loan and lease losses	5,822	2,888	360	752	9,822

Net interest income after provision for loan and lease losses	24,282	27,935	31,587	31,447	115,251

Noninterest income
Service charges on deposit accounts	5,766	5,672	5,431	5,089	21,958
Trust and wealth management fees	3,987	3,949	4,139	4,189	16,264
Bankcard income	1,126	1,023	1,165	1,123	4,437
Net gains from sales of loans	234	2,468	259	245	3,206
Gains on sales of branches	0	12,545	0	0	12,545
Losses on sales of investment securities	0	0	0	(476)	(476)
Other	1,791	2,623	2,835	2,801	10,050

Total noninterest income	12,904	28,280	13,829	12,971	67,984

Noninterest expenses
Salaries and employee benefits	18,265	19,968	23,110	20,217	81,560
Pension settlement charges	2,969	0	0	0	2,969
Net occupancy	2,699	2,802	2,698	2,839	11,038
Furniture and equipment	1,496	1,297	1,334	1,480	5,607
Data processing	1,574	3,058	3,393	1,944	9,969
Marketing	1,022	1,138	647	683	3,490
Communication	1,204	821	642	667	3,334
Professional services	2,074	2,342	1,829	1,590	7,835
Debt extinguishment	0	0	0	4,295	4,295
Other	6,466	5,759	5,031	5,162	22,418

Total noninterest expenses	37,769	37,185	38,684	38,877	152,515

(Loss) income before income taxes	(583)	19,030	6,732	5,541	30,720
Income tax (benefit) expense	(1,410)	6,911	2,374	1,574	9,449

Net income	$827	$12,119	$4,358	$3,967	$21,271

ADDITIONAL DATA
Net earnings per common share — basic	$0.02	$0.31	$0.11	$0.10	$0.54
Net earnings per common share — diluted	$0.02	$0.31	$0.11	$0.10	$0.54
Dividends declared per common share	$0.16	$0.16	$0.16	$0.16	$0.64
Book value per common share	$7.27	$7.58	$7.37	$7.50	$7.27

Return on average assets	0.10%	1.40%	0.51%	0.45%	0.62%
Return on average shareholders’ equity	1.10%	16.09%	5.90%	5.39%	7.13%

Interest income	$51,776	$52,324	$50,741	$50,684	$205,525
Tax equivalent adjustment	712	586	696	661	2,655

Interest income — tax equivalent	52,488	52,910	51,437	51,345	208,180
Interest expense	21,672	21,501	18,794	18,485	80,452

Net interest income — tax equivalent	$30,816	$31,409	$32,643	$32,860	$127,728

Net interest margin	3.95%	3.93%	4.11%	4.04%	4.01%
Net interest margin (fully tax equivalent) (1)	4.05%	4.01%	4.20%	4.12%	4.09%

Full-time equivalent employees	1,214	1,226	1,365	1,467	1,214

(1)	The tax equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a 35% tax rate. Management believes that it is a standard practice in the banking industry to present net interest income on a fully tax equivalent basis. Therefore, management believes, these measures provided useful information to investors by allowing them to make peer comparisons. Management also uses these measures to make peer comparisons.

N/M = Not meaningful.

FIRST FINANCIAL BANCORP.
CONSOLIDATED STATEMENTS OF CONDITION
(Dollars in thousands)
(Unaudited)

	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,	% Change	% Change
	2007	2007	2007	2007	2006	Linked Qtr.	Comparable Qtr.
ASSETS
Cash and due from banks	$106,224	$92,414	$87,808	$87,969	$119,407	14.9%	(11.0%)
Federal funds sold	106,990	71,700	55,000	159,200	102,000	49.2%	4.9%
Investment securities held-to-maturity	5,639	5,467	5,711	7,769	7,995	3.1%	(29.5%)
Investment securities available-for-sale	306,928	307,908	313,575	325,755	324,259	(0.3%)	(5.3%)
Other investments	33,969	33,969	33,969	33,969	33,969	0.0%	0.0%
Loans held for sale	1,515	5,763	0	0	8,824	(73.7%)	(82.8%)
Loans
Commercial	785,143	774,059	747,292	709,341	673,445	1.4%	16.6%
Real estate — construction	151,432	155,495	125,732	107,867	101,688	(2.6%)	48.9%
Real estate — commercial	706,409	684,931	676,679	647,126	623,603	3.1%	13.3%
Real estate — residential	539,332	556,255	580,005	604,213	628,579	(3.0%)	(14.2%)
Installment	138,895	149,881	162,506	180,116	198,881	(7.3%)	(30.2%)
Home equity	250,888	245,853	235,734	228,660	228,128	2.0%	10.0%
Credit card	26,610	24,904	24,488	23,678	24,587	6.9%	8.2%
Lease financing	378	500	608	732	923	(24.4%)	(59.0%)

Total loans	2,599,087	2,591,878	2,553,044	2,501,733	2,479,834	0.3%	4.8%
Less
Allowance for loan and lease losses	29,057	29,136	28,060	27,407	27,386	(0.3%)	6.1%

Net loans	2,570,030	2,562,742	2,524,984	2,474,326	2,452,448	0.3%	4.8%
Premises and equipment	78,994	78,214	79,079	79,553	79,609	1.0%	(0.8%)
Goodwill	28,261	28,261	28,261	28,261	28,261	0.0%	0.0%
Other intangibles	698	828	1,003	1,195	5,842	(15.7%)	(88.1%)
Accrued interest and other assets	130,068	141,890	143,277	129,991	138,985	(8.3%)	(6.4%)

Total Assets	$3,369,316	$3,329,156	$3,272,667	$3,327,988	$3,301,599	1.2%	2.1%

LIABILITIES
Deposits
Interest-bearing	$603,870	$611,764	$594,788	$627,996	$667,305	(1.3%)	(9.5%)
Savings	596,636	595,664	588,229	564,340	526,663	0.2%	13.3%
Time	1,227,954	1,253,383	1,211,182	1,218,823	1,179,852	(2.0%)	4.1%

Total interest-bearing deposits	2,428,460	2,460,811	2,394,199	2,411,159	2,373,820	(1.3%)	2.3%
Noninterest-bearing	465,731	389,070	399,260	420,521	424,138	19.7%	9.8%

Total deposits	2,894,191	2,849,881	2,793,459	2,831,680	2,797,958	1.6%	3.4%
Short-term borrowings
Federal funds purchased and securities sold
under agreements to repurchase	26,289	26,749	31,700	39,998	57,201	(1.7%)	(54.0%)
Other	72,000	74,500	52,500	52,246	39,500	(3.4%)	82.3%

Total short-term borrowings	98,289	101,249	84,200	92,244	96,701	(2.9%)	1.6%
Federal Home Loan Bank long-term debt	45,896	55,317	59,021	60,298	63,762	(17.0%)	(28.0%)
Other long-term debt	20,620	20,620	30,930	30,930	30,930	0.0%	(33.3%)
Accrued interest and other liabilities	33,737	30,386	25,831	28,481	26,769	11.0%	26.0%

Total Liabilities	3,092,733	3,057,453	2,993,441	3,043,633	3,016,120	1.2%	2.5%

SHAREHOLDERS’ EQUITY
Common stock	391,962	391,355	390,545	393,091	392,736	0.2%	(0.2%)
Retained earnings	82,093	77,745	75,444	73,505	71,320	5.6%	15.1%
Accumulated other comprehensive loss	(7,127)	(7,569)	(16,168)	(13,121)	(13,375)	(5.8%)	(46.7%)
Treasury stock, at cost	(190,345)	(189,828)	(170,595)	(169,120)	(165,202)	0.3%	15.2%

Total Shareholders’ Equity	276,583	271,703	279,226	284,355	285,479	1.8%	(3.1%)

Total Liabilities and Shareholders’ Equity	$3,369,316	$3,329,156	$3,272,667	$3,327,988	$3,301,599	1.2%	2.1%

N/M = Not meaningful.

FIRST FINANCIAL BANCORP.
AVERAGE CONSOLIDATED STATEMENTS OF CONDITION
(Dollars in thousands)
(Unaudited)

			Quarterly Averages			Full Year Averages
	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Dec. 31,
	2007	2007	2007	2007	2006	2007	2006
ASSETS
Cash and due from banks	$84,771	$85,576	$94,541	$94,384	$106,010	$89,780	$113,553
Federal funds sold	106,922	81,669	93,986	134,635	142,320	104,165	141,347
Investment securities	350,346	349,686	364,050	367,407	381,985	357,803	407,116
Loans held for sale	3,689	2,245	162	6,793	96	3,211	8,491
Loans
Commercial	776,286	766,028	733,936	685,585	664,476	739,238	628,879
Real estate — construction	154,208	139,291	118,425	100,192	96,280	128,208	89,992
Real estate — commercial	693,038	681,920	657,959	637,642	623,632	669,370	632,086
Real estate — residential	542,204	566,618	592,811	616,892	649,638	579,391	716,042
Installment	145,787	155,478	170,748	189,397	209,053	165,206	248,187
Home equity	248,071	239,585	231,982	229,112	229,900	237,246	224,315
Credit card	25,271	24,586	23,944	23,809	23,247	24,407	22,443
Lease financing	431	557	671	830	1,067	621	1,500

Total loans	2,585,296	2,574,063	2,530,476	2,483,459	2,497,293	2,543,687	2,563,444
Less
Allowance for loan and lease losses	29,503	28,278	27,482	27,770	30,894	28,263	35,959

Net loans	2,555,793	2,545,785	2,502,994	2,455,689	2,466,399	2,515,424	2,527,485
Premises and equipment	78,992	79,102	79,491	79,819	79,123	79,348	76,927
Goodwill	28,261	28,261	28,261	28,261	28,263	28,261	28,230
Other intangibles	749	915	1,096	5,464	6,261	2,040	6,970
Accrued interest and other assets	129,305	136,561	127,175	126,894	121,931	130,008	122,542

Total Assets	$3,338,828	$3,309,800	$3,291,756	$3,299,346	$3,332,388	$3,310,040	$3,432,661

LIABILITIES
Deposits
Interest-bearing	$607,009	$632,890	$606,320	$646,548	$669,076	$623,110	$705,435
Savings	604,063	586,065	578,357	545,101	526,550	578,579	530,274
Time	1,250,392	1,231,875	1,219,242	1,215,264	1,196,466	1,229,297	1,226,205

Total interest-bearing deposits	2,461,464	2,450,830	2,403,919	2,406,913	2,392,092	2,430,986	2,461,914
Noninterest-bearing	399,304	385,653	405,179	401,698	418,009	397,918	415,211

Total deposits	2,860,768	2,836,483	2,809,098	2,808,611	2,810,101	2,828,904	2,877,125
Short-term borrowings
Federal funds purchased and securities sold under agreements to repurchase	28,952	29,385	34,280	46,397	59,196	34,691	53,599
Other	77,772	58,914	52,849	42,136	35,648	58,018	39,707

Total short-term borrowings	106,724	88,299	87,129	88,533	94,844	92,709	93,306
Federal Home Loan Bank long-term debt	50,532	57,860	59,413	62,150	67,037	57,458	102,910
Other long-term debt	20,620	30,369	30,930	30,930	30,930	28,190	30,930

Total borrowed funds	177,876	176,528	177,472	181,613	192,811	178,357	227,146
Accrued interest and other liabilities	23,915	20,606	22,832	22,669	30,156	22,504	30,163

Total Liabilities	3,062,559	3,033,617	3,009,402	3,012,893	3,033,068	3,029,765	3,134,434

SHAREHOLDERS’ EQUITY
Common stock	391,606	390,898	391,536	392,908	392,931	391,731	392,317
Retained earnings	81,615	77,428	74,049	74,497	78,162	76,918	75,666
Accumulated other comprehensive loss	(6,670)	(15,097)	(13,739)	(13,725)	(8,768)	(12,296)	(9,261)
Treasury stock, at cost	(190,282)	(177,046)	(169,492)	(167,227)	(163,005)	(176,078)	(160,495)

Total Shareholders’ Equity	276,269	276,183	282,354	286,453	299,320	280,275	298,227

Total Liabilities and Shareholders’ Equity	$3,338,828	$3,309,800	$3,291,756	$3,299,346	$3,332,388	$3,310,040	$3,432,661

FIRST FINANCIAL BANCORP.
NET INTEREST MARGIN RATE / VOLUME ANALYSIS (1)
(Dollars in thousands)
(Unaudited)

	Quarterly Averages						Full Year Averages
	Dec. 31, 2007		Sep. 30, 2007		Dec. 31, 2006		Dec. 31, 2007		Dec. 31, 2006
	Balance	Yield	Balance	Yield	Balance	Yield	Balance	Yield	Balance	Yield
Earning assets
Investment securities	$350,346	5.10%	$349,686	5.14%	$381,985	5.10%	$357,803	5.17%	$407,116	5.09%
Federal funds sold	106,922	4.54%	81,669	5.09%	142,320	5.28%	104,165	5.06%	141,347	5.02%
Gross loans (2)	2,588,985	7.00%	2,576,308	7.18%	2,497,389	7.14%	2,546,898	7.17%	2,571,935	6.91%

Total earning assets	3,046,253	6.70%	3,007,663	6.88%	3,021,694	6.80%	3,008,866	6.86%	3,120,398	6.59%

Nonearning assets
Allowance for loan and lease losses	(29,503)		(28,278)		(30,894)		(28,263)		(35,959)
Cash and due from banks	84,771		85,576		106,010		89,780		113,553
Accrued interest and other assets	237,307		244,839		235,578		239,657		234,669

Total assets	$3,338,828		$3,309,800		$3,332,388		$3,310,040		$3,432,661

Interest-bearing liabilities
Total interest-bearing deposits	$2,461,464	3.26%	$2,450,830	3.32%	$2,392,092	3.21%	$2,430,986	3.26%	$2,461,914	2.84%
Borrowed funds
Short-term borrowings	106,724	4.50%	88,299	4.68%	94,844	4.30%	92,709	4.56%	93,306	4.04%
Federal Home Loan Bank long-term debt	50,532	3.66%	57,860	3.65%	67,037	3.60%	57,458	3.65%	102,910	3.95%
Other long-term debt	20,620	8.45%	30,369	8.70%	30,930	8.81%	28,190	8.61%	30,930	8.44%

Total borrowed funds	177,876	4.72%	176,528	5.03%	192,811	4.78%	178,357	4.91%	227,146	4.60%

Total interest-bearing liabilities	2,639,340	3.36%	2,627,358	3.44%	2,584,903	3.33%	2,609,343	3.37%	2,689,060	2.99%

Noninterest-bearing liabilities
Noninterest-bearing demand deposits	399,304		385,653		418,009		397,918		415,211
Other liabilities	23,915		20,606		30,156		22,504		30,163
Shareholders’ equity	276,269		276,183		299,320		280,275		298,227

Total liabilities & shareholders’ equity	$3,338,828		$3,309,800		$3,332,388		$3,310,040		$3,432,661

Net interest income (1)	$29,079		$29,417		$30,104		$118,500		$125,073

Net interest spread (1)		3.34%		3.44%		3.47%		3.49%		3.60%

Net interest margin (1)		3.79%		3.88%		3.95%		3.94%		4.01%

(1)	Not tax equivalent.

(2)	Loans held for sale and nonaccrual loans are both included in gross loans.

FIRST FINANCIAL BANCORP.
NET INTEREST MARGIN RATE / VOLUME ANALYSIS (1)
(Dollars in thousands)
(Unaudited)

	Linked Qtr. Income Variance			Comparable Qtr. Income Variance			Full Year Income Variance
	Rate	Volume	Total	Rate	Volume	Total	Rate	Volume	Total
Earning assets
Investment securities	$(38)	$8	$(30)	$(4)	$(406)	$(410)	$319	$(2,550)	$(2,231)
Federal funds sold	(113)	289	176	(265)	(405)	(670)	58	(1,881)	(1,823)
Gross loans (2)	(1,121)	224	(897)	(880)	1,617	737	6,767	(1,796)	4,971

Total earning assets	(1,272)	521	(751)	(1,149)	806	(343)	7,144	(6,227)	917

Nonearning assets
Allowance for loan and lease losses
Cash and due from banks
Accrued interest and other assets
Total assets

Interest-bearing liabilities
Total interest-bearing deposits	$(377)	$87	$(290)	$319	$570	$889	$10,179	$(1,007)	$9,172
Borrowed funds
Short-term borrowings	(39)	209	170	49	135	184	491	(27)	464
Federal Home Loan Bank long-term debt	2	(68)	(66)	9	(152)	(143)	(303)	(1,660)	(1,963)
Other long-term debt	(19)	(208)	(227)	(29)	(219)	(248)	53	(236)	(183)

Total borrowed funds	(56)	(67)	(123)	29	(236)	(207)	241	(1,923)	(1,682)

Total interest-bearing liabilities	(433)	20	(413)	348	334	682	10,420	(2,930)	7,490

Noninterest-bearing liabilities
Noninterest-bearing demand deposits
Other liabilities
Shareholders’ equity
Total liabilities & shareholders’ equity

Net interest income (1)	$(839)	$501	$(338)	$(1,497)	$472	$(1,025)	$(3,276)	$(3,297)	$(6,573)

Net interest spread (1)
Net interest margin (1)

(1)	Not tax equivalent.

(2)	Loans held for sale and nonaccrual loans are both included in gross loans.

FIRST FINANCIAL BANCORP.
CREDIT QUALITY
(Dollars in thousands)
(Unaudited)

	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Full Year	Full Year
	2007	2007	2007	2007	2006	2007	2006
ALLOWANCE FOR LOAN AND LEASE LOSS ACTIVITY
Balance at beginning of period	$29,136	$28,060	$27,407	$27,386	$31,888	$27,386	$42,485
Provision for loan and lease losses	1,640	2,558	2,098	1,356	5,822	7,652	9,822
Gross charge-offs
Commercial	1,433	1,008	920	746	5,675	4,107	11,950
Real estate — commercial	465	76	176	146	1,099	863	7,312
Real estate — residential	33	49	57	116	2,729	255	4,952
Installment	522	471	604	741	776	2,338	2,620
Home equity	285	189	149	139	331	762	629
All other	304	304	224	265	306	1,097	886

Total gross charge-offs (1)	3,042	2,097	2,130	2,153	10,916	9,422	28,349
Recoveries
Commercial	342	145	246	269	206	1,002	1,328
Real estate — commercial	632	124	48	58	20	862	256
Real estate — residential	3	25	10	18	4	56	222
Installment	242	263	288	346	292	1,139	1,382
Home equity	19	12	25	76	1	132	1
All other	85	46	68	51	69	250	239

Total recoveries	1,323	615	685	818	592	3,441	3,428

Total net charge-offs	1,719	1,482	1,445	1,335	10,324	5,981	24,921

Ending allowance for loan and lease losses	$29,057	$29,136	$28,060	$27,407	$27,386	$29,057	$27,386

NET CHARGE-OFFS TO AVERAGE LOANS AND LEASES (ANNUALIZED) (1)
Commercial	0.56%	0.45%	0.37%	0.28%	3.27%	0.42%	1.69%
Real estate — commercial	(0.10%)	(0.03%)	0.08%	0.06%	0.69%	0.00%	1.12%
Real estate — residential	0.02%	0.02%	0.03%	0.06%	1.66%	0.03%	0.66%
Installment	0.76%	0.53%	0.74%	0.85%	0.92%	0.73%	0.50%
Home equity	0.43%	0.29%	0.21%	0.11%	0.57%	0.27%	0.28%
All other	0.48%	0.62%	0.44%	0.70%	0.78%	0.55%	0.57%

Total net charge-offs (1)	0.26%	0.23%	0.23%	0.22%	1.64%	0.24%	0.97%

(1) December 31, 2006 and the full year 2006 charge-offs include $4,375 and $12,731, respectively, in loans held for sale write-downs to the lower of cost or estimated fair value.

COMPONENTS OF NONPERFORMING LOANS, NONPERFORMING ASSETS, AND UNDERPERFORMING ASSETS
Nonaccrual loans
Commercial	$2,677	$3,782	$6,812	$2,529	$2,610	$2,677	$2,610
Real estate — commercial	5,965	5,343	4,140	4,947	4,102	5,965	4,102
Real estate — residential	3,063	2,147	1,694	1,311	1,482	3,063	1,482
Installment	734	745	681	920	1,328	734	1,328
Home equity	1,662	1,117	1,048	1,038	698	1,662	698
All other	12	8	21	20	16	12	16

Total nonaccrual loans	14,113	13,142	14,396	10,765	10,236	14,113	10,236
Restructured loans	567	574	581	588	596	567	596

Total nonperforming loans	14,680	13,716	14,977	11,353	10,832	14,680	10,832
Other real estate owned (OREO)	2,636	3,124	2,023	2,672	2,334	2,636	2,334

Total nonperforming assets	17,316	16,840	17,000	14,025	13,166	17,316	13,166
Accruing loans past due 90 days or more	313	222	165	81	185	313	185

Total underperforming assets	$17,629	$17,062	$17,165	$14,106	$13,351	$17,629	$13,351

Total classified assets	$49,372	$53,997	$49,263	$50,364	$42,469	$49,372	$42,469

CREDIT QUALITY RATIOS
Allowance for loan and lease losses to
Nonaccrual loans	205.89%	221.70%	194.92%	254.59%	267.55%	205.89%	267.55%
Nonperforming loans	197.94%	212.42%	187.35%	241.41%	252.82%	197.94%	252.82%
Total ending loans	1.12%	1.12%	1.10%	1.10%	1.10%	1.12%	1.10%
Nonperforming loans to total loans	0.56%	0.53%	0.59%	0.45%	0.44%	0.56%	0.44%
Nonperforming assets to
Ending loans, plus OREO	0.67%	0.65%	0.67%	0.56%	0.53%	0.67%	0.53%
Total assets	0.51%	0.51%	0.52%	0.42%	0.40%	0.51%	0.40%

FIRST FINANCIAL BANCORP.
CAPITAL ADEQUACY
(Dollars in thousands)
(Unaudited)

						Twelve months ended,
	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2007	2007	2007	2007	2006	2007	2006
PER COMMON SHARE
Market Price
High	$13.89	$15.12	$15.72	$16.76	$17.50	$16.76	$18.32
Low	$10.12	$10.76	$14.43	$14.83	$15.52	$10.12	$14.20
Close	$11.40	$12.78	$14.99	$15.11	$16.61	$11.40	$16.61

Average shares outstanding — basic	37,370,618	38,383,228	38,965,409	39,121,105	39,377,735	38,455,084	39,539,114
Average shares outstanding — diluted	37,370,650	38,383,228	38,967,061	39,135,637	39,395,456	38,459,138	39,562,010
Ending shares outstanding	37,367,808	37,405,433	38,883,083	39,001,843	39,245,407	37,367,808	39,245,407

REGULATORY CAPITAL	Preliminary					Preliminary
Tier 1 Capital	$274,046	$269,961	$295,996	$298,020	$299,199	$274,046	$299,199
Tier 1 Ratio	10.29%	10.18%	11.13%	11.57%	11.73%	10.29%	11.73%
Total Capital	$303,103	$299,097	$324,056	$325,550	$326,779	$303,103	$326,779
Total Capital Ratio	11.38%	11.27%	12.18%	12.64%	12.81%	11.38%	12.81%
Total Risk-Adjusted Assets	$2,663,007	$2,652,999	$2,659,915	$2,575,218	$2,551,505	$2,663,007	$2,551,505
Leverage Ratio	8.26%	8.21%	9.04%	9.08%	9.02%	8.33%	8.76%

OTHER CAPITAL RATIOS
Ending shareholders’ equity to ending assets	8.21%	8.16%	8.53%	8.54%	8.65%	8.21%	8.65%
Ending tangible shareholders’ equity to ending tangible assets	7.41%	7.35%	7.71%	7.73%	7.69%	7.41%	7.69%
Average shareholders’ equity to average assets	8.27%	8.34%	8.58%	8.68%	8.98%	8.47%	8.69%
Average tangible shareholders’ equity to average tangible assets	7.47%	7.53%	7.76%	7.86%	8.04%	7.66%	7.77%

REPURCHASE PROGRAM (1)
Shares repurchased	34,300	1,469,700	252,000	244,000	252,000	2,000,000	404,000
Average share repurchase price	$13.52	$13.00	$15.07	$16.11	$16.64	$13.65	$16.24
Total cost of shares repurchased	$464	$19,105	$3,797	$3,931	$4,192	$27,297	$6,562

(1) Represents share repurchases as part of publicly announced plans.